Exhibit 10.10
PERSONAL AND CONFIDENTIAL

To: Mr. Emmanuel Babeau
Lausanne, January 23, 2024

Dear Emmanuel,

We are pleased to confirm that effective February 1, 2024, your base salary will be increased to
CHF 1’260’012.-- annually, CHF 96’924.-- monthly. This represents a 5% increase and the comparatio at your current grade 26 will be 122%.

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and in any subsequent amendments.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK
Constantin Romanov Vice President Total Rewards	Ralf Zysk Vice President Labor Relations

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01